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                                                                    EXHIBIT 10.3

TELEDESIC, INC.


Mr. Bill Owen

VIA FACSIMILE: 619-546-6043

Dear Bill:

        I am very pleased to offer you a position with Teledesic as Vice Chairman of the Board and Chief Executive Officer of Teledesic Holdings (collectively "Teledesic") to be based in Kirkland, Washington.

Outlined below are the terms and conditions regarding the offered position:

        - Your employment with Teledesic will start on or about August 15, 1998.

        - Your beginning compensation will be a salary of $200,000 per year and will be subject to review through an annual performance evaluation. You will be paid bi-monthly, with paychecks delivered to you approximately one week following the end of the pay period. Normal withholdings and deductions will apply. Your next performance review for salary adjustment will be in August of 1999.

        - Your annual bonus target will be in the range of $100,000 to $200,000 determined at year-end based upon your performance against objectives and how the entire Teledesic team performs. This bonus is paid in the month of January for the prior year's performance (with a pro ration of bonus for 1998).

        - We will work with you to defer your cash income as permitted by law and directed by you.

        - You will be awarded 240,000, ten-year options at $20 per share. These options will vest over 4 years in accordance with the Teledesic Option Plan. We will structure these options to optimize the portion which will qualify as ISO options, including creative structuring of exercise timing to maximize the portion of the grant qualifying as ISO. We will work with you to reach an accelerated vesting program for a portion of the non-ISO options.

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September 15, 2000
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        -   Your options will vest upon a change of control as defined in the final document to follow this letter, but must be exercised within time limits provided in the Teledesic Option Plan.

        - You will be eligible to receive the benefits package offered by Teledesic, a summary of which will be provided promptly. Teledesic reserves the right to alter this benefit package at any time.

        -   You will receive a relocation payment of $100,000.

        - You will receive a "signing bonus" of $150,000 upon your six-month anniversary with Teledesic.

        - Teledesic will grant you an interest-free loan of $99,000 to be applied towards the purchase of a home in the Seattle area This loan will be forgiven in equal installments over 4 years. We will need to work on the proper language for repayment if you leave prior to the end of your fourth anniversary.

        - You will be permitted to participate in membership on boards of directors of for-profit corporations. As long as the board positions are for businesses that benefit Teledesic, you can use company time to perform your board duties. Obviously, this assumes that these positions do not interfere with your commitments and responsibilities at Teledesic.

        - Teledesic will, in good faith, consider for employment those individuals recommended by you, but with no obligation upon Teledesic to hire such individuals.

        - Your air travel in excess of 6 hours (i.e., international) will be at business-class; all other shall be at economy class.

        -   You will accrue vacation with pay at a rate of three weeks per year.

        - This letter will be embodied in an employment contract to be documented upon your agreement with the terms here stated.



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September 15, 2000
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        Bill, we believe that you will make a valuable addition to our team and look forward to working with you. Please don't hesitate to contact me if you have questions or need additional information.

        Please sign below where indicated and return this letter to me.

Sincerely,

TELEDESIC CORPORATION



Steven W. Hooper
Co-Chief Executive Officer



I accept the offer of employment contained in this letter and hereby agree that I have read and understand the terms contained herein.



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Bill Owen                                        Dated